Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-91548, 333-64732, and 333-60076) and in the related Prospectus and the Registration Statements (Form S-8 Nos. 333-91544, 333-64166, 333-90489, and 333-42803) of VCampus Corporation of our report dated March 14, 2003, except for Note 17, as to which the date is March 28, 2003, with respect to the consolidated financial statements and schedule of VCampus Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

McLean, Virginia

March 28, 2003